UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

February 29, 2012

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Acquisition of RBC Bank

On March 2, 2012, The PNC Financial Services Group, Inc. (“PNC”) completed the purchase (the “Stock Purchase”) of 100% of the issued and outstanding shares of RBC Bank (USA) (“RBC Bank”) from RBC USA Holdco Corporation, a wholly owned subsidiary of Royal Bank of Canada (“RBC”), for approximately $3.47 billion in cash, pursuant to the terms and conditions of the Stock Purchase Agreement, dated as of June 19, 2011 (the “Stock Purchase Agreement”), among PNC, RBC USA Holdco Corporation and RBC. The purchase price is subject to customary post-closing upward or downward adjustment based on the tangible net asset value and final transfer of excluded assets and liabilities of RBC Bank as of February 29, 2012. Immediately following the closing of the Stock Purchase, PNC merged RBC Bank with and into PNC Bank, National Association, an indirect wholly owned subsidiary of PNC (“PNC Bank”), with PNC Bank continuing as the surviving entity.

The description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which was attached as Exhibit 2.1 to the Current Report on Form 8-K filed by PNC on June 20, 2011 and is incorporated herein by reference.

Acquisition of Credit Card Receivables Portfolio

On March 2, 2012, in connection with the closing of the Stock Purchase, PNC Bank completed the purchase of a specified portfolio of RBC Bank-related credit card receivables from RBC Bank (Georgia), National Association, a wholly-owned subsidiary of RBC (“RBC Georgia”), pursuant to the terms and conditions of the Purchase and Sale Agreement, dated as of June 19, 2011, among RBC, RBC Georgia, PNC and PNC Bank.

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At a meeting held on February 29, 2012, our Board’s Personnel and Compensation Committee approved the eligibility of certain executive officers to receive annual incentive awards for fiscal 2012 under The PNC Financial Services Group, Inc. 1996 Executive Incentive Award Plan, as amended and restated as of January 1, 2007. The amended Executive Incentive Award Plan was most recently approved by our shareholders at a meeting held on April 24, 2007. At the meeting on February 29th, the Committee designated our Chief Executive Officer and our three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer as the four eligible participants for 2012.

Under the Executive Incentive Award Plan, the maximum amount that each of the participants will be eligible to receive is 0.2% of “Incentive Income” for fiscal 2012. The plan defines “Incentive Income” as our consolidated net income, with certain adjustments. Among other items, the net income will be increased for income taxes and then adjusted for the impact of any item resulting from changes in the tax law, for the impact of any extraordinary items, discontinued operations, acquisition costs and merger integration costs.

Once the year ends, the Committee will decide whether to make a downward adjustment from the maximum annual incentive award amount for each participant. In making any downward adjustment, the Committee anticipates that it will take into account the same types of performance factors used in deciding annual incentive awards for the other executive officers who do not participate in the 1996 Plan.

Any annual incentive awards for 2012 will be payable in the first quarter of 2013. Annual incentive awards will be denominated in dollars and payable in cash, equity, or a combination of both, as determined by the Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC. (Registrant)

Date: March 5, 2012	By:	/s/ Gregory H. Kozich
Name: Gregory H. Kozich
Title: Senior Vice President and Controller